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                                 EXHIBIT 99.1




                  PRESS RELEASE DISSEMINATED NOVEMBER 5, 1997
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                                                          EXHIBIT 99.1

FOR IMMEDIATE RELEASE


COMPANY CONTACTS:

Karl Spurzem                           Michael Sophie
Investor Relations                     Chief Financial Officer
(408) 866-3666                         (408) 866-3666


                        P-COM, INC. SELLS $100 MILLION
                4 1/4% CONVERTIBLE SUBORDINATED NOTES DUE 2002


  Campbell, California -- (BUSINESS WIRE) -- November 5, 1997 -- P-Com, Inc. (NASDAQ NMS: PCMS) announced today that it has sold $100 million of 4 1/4% convertible subordinated notes due 2002 through a private placement within the U.S. to qualified institutional buyers and institutional accredited investors in accordance with Rule 144A and outside the U.S., to non-U.S. persons. The notes are convertible into common stock of the Company at a conversion price of $27.46 per share. The offering is expected to close on November 10, 1997. The Company has granted to the initial purchasers, a 30-day option to purchase an additional $15 million of notes to cover over-allotments, if any. No other terms were disclosed.

  The Company intends to use the net proceeds principally to fund acquisitions, to pay down and terminate the Company's line-of-credit as well as certain long-term debt, and for working capital, capital expenditures and other general corporate purposes.

  This announcement is neither an offer to sell nor a solicitation to buy any of these securities.

  The securities are not being registered under the Securities Act of 1933, as amended, or applicable state securities laws, and may not be offered or sold in the United States absent registration under the Securities Act of 1933 and applicable state securities laws or available exemptions from registration requirements.